GANSU YASHENG GROUP

August 12, 2004

Independent Audit Report

To: The Board of Directors and Shareholders of Yasheng Group:

    We have audited the accompanying consolidated balance sheets of Yasheng Group as of June 30, 2004 and 2003, and the related consolidated statements of income and comprehensive income, and cash flows in the period ended June 30, 2004, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disposure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Yasheng Group at June 30, 2004, 2003 and 2002,and the results of its operations and its cash flows for the period in conformity with accounting principles generally accepted in the United States.

Gansu Hongxin Certified Public Accountants Co., Ltd. Auditors Li Hui Zhang Wenjun

YASHENG GROUP
CONSOLIDATED BALANCE SHEETS

ASSETS

	As of June 30,

	2004	2003
Current assets:
Cash and cash equivalents	$49,500,783	$45,681,890
Accounts receivable, net (Note 4)	107,957,326	79,032,369
Inventories, net (Note 5)	61,192,616	55,325,772
Other current assets	7,221,095	1,122,607

Total current assets	225,871,820	181,162,638

Property, plant and equipment, net (Net 6)	1,156,028,951	1,088,002,037

Intangible assets, net (Note 7)	10,018,082	10,467,817
Other assets	58,959,129	47,526,778

Total assets	$1,450,877,982	$1,327,159,270

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$108,723,320	$51,858,793
Accrued employee compensation and benefits (Note 8)	10,098,623	9,199,478
Short-term loans (Note 9)	94,050,246	74,797,102
Taxes payable	11,122,474	11,504,544

Total current liabilities	223,994,663	147,359,917

Long-term liabilities:
Long-term loans (Note 9)	92,859,002	81,093,901
Other long-term liabilities	6,822,844	8,203,979

Total long-term liabilities	99,681,846	89,297,880

Minority interest	116,903,176	113,219,184

Shareholders' equity:
Paid-in capital (Note 10)
Common stock, $1.00 par value; 154,651,008 shares issued and outstanding	154,651,008	154,651,008
Retained earnings (Note 11)	855,647,289	822,631,281

Total Shareholders' equity	1,010,298,297	977,282,289
Total Liabilities & Shareholders' equity	$1,450,877,982	$1,327,159,270

 GANSU YASHENG GROUP
CONSOLIDATED STATEMENTS OF INCOME

	For the Six Months Ended	For the Year Ended	For the Year Ended
	June 30, 2004	December 31, 2003	December 31, 2002

Operating revenue	$338,940,285	$605,246,913	$555,479,607
Operating expense	275,015,317	487,918,542	436,338,301

Gross profit	63,924,968	117,328,371	119,141,306

Selling expenses	7,271,840	14,406,297	22,031,426
General and administrative expenses	11,846,483	21,526,469	26,934,296
Other operating expenses	6,607,297	26,797,165	25,641,261

Operating profit	38,199,348	54,598,440	44,534,323

Investment income	238,014	621,008	7,419,103
Other income	2,603,518	19,751,566	18,910,939

Income before taxes	41,040,880	74,971,014	70,864,364
Income taxes (Note 12)	3,638,980	7,536,444	6,705,875
Minority shareholder earnings	4,397,700	7,437,628	6,006,288

Net income	$33,004,200	$59,996,942	$58,152,201

Earnings per common share (Note 10)
Basic	$0.2134	$0.3879	$0.3760
Diluted	$0.2134	$0.3879	$0.3760

GANSU YASHENG GROUP
CONSOLIDATED STATEMENTS OF CASH FLOW

	For the Six Months Ended June 30, 2004	For the Year Ended December 31, 2003	For the Year December 31, 2002

Cash flows from operating activities:
Net (loss) income	$33,004,200	$59,996,942	$58,152,201
Adjustments to reconcile net (loss) income to net cash Provided by operating activities:
Depreciation and amortization	27,577,208	53,186,941	49,422,496
Non-cash compensation	13,964,553	26,042,182	33,888,410
Tax benefits from investments	(238,015)	(621,009)	(7,419,104)
Loss (gain) on disposal of assets	-	145,885	-
Change in asset and liabilities:
Accounts receivable, net	(28,924,957)	141,978,079	14,343,157
Inventories, net	5,866,844	95,685,009	(16,110,943)
Account payable	56,864,527	(101,538,295)	(54,922,414)
Accrued employee compensation and benefits	899,145	(1,510,200)	(5,509,178)
Income tax payable	(2,068,319)	(1,830,569)	(2,641,539)
Other liabilities	(3,946,271)	5,662,907	(9,780,307)

Net Cash Provided by Operating Activities	102,998,915	277,197,881	59,422,779

Cash flow from investing activities:
Capital expenditures	4,762,385	51,470,822	37,321,105
Investments	264,198	621,008	2,896,301
Proceeds from sale of assets	--	19,510,351	450,878
Purchase of fixed asset	(131,803,039)	(260,568,278)	(78,415,982)

Net Cash Used by Investing Activities	(126,776,456)	(188,966,097)	(37,747,698)

Cash flows from financing activities:
Net proceeds from borrowings	76,748,826	45,992,353	26,768,415
Proceeds from accepting investments	--	20,160,275	2,604,141
Other financing activities	384,410	2,411,955	846,514
Dividends paid, net	--	(17,786,583)	(20,383,288)
Debt retirement	(49,536,802)	(136,759,664)	(26,352,764)

Net cash used in financing activities	27,596,434	(85,981,660)	(16,516,982)

Net increase (decrease) in cash	3,818,893	2,250,120	5,158,099
Cash at beginning of period	45,681,890	43,431,770	38,273,671

Cash at end of period	$49,500,783	$45,681,890	$43,431,770

Supplemental disclosure:
Cash paid for interest	$13,237,256	$22,758,307	$25,560,647
Cash paid for income taxes	$1,570,662	$6,705,875	$9,347,413

GANSU YASHENG GROUP
CONSOLIDATED STATEMENTS OF SHAREHOLDER' EQUITY

	Common Stock Amounts	Retained Earnings	Total

Balance December 31, 2001	$155,907,429	713,932,593	869,840,022

Cash dividends	--	(3,806,609)	(3,806,609)
Net income		58,152,201	58,152,201

Balance, December 31, 2002	$155,907,429	768,278,185	924,185,614

Equity adjustment from foreign currency exchange translation	(1,256,421)	(5,643,846)	(6,900,267)
Net income		59,996,942	59,996,942

Balance December 31, 2003	$154,651,008	822,631,281	977,282,289

Equity adjustment from foreign currency exchange translation		11,808	11,808
Net income		33,004,200	33,004,200

Balance June 30, 2004	$154,651,008	855,647,289	1,010,298,297

GANSU YASHENG GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY

GANSU YASHENG SALT INDUSTRIAL (GROUP) CO., LTD. ("Gansu Yasheng Group" or the "Company") is a corporation formed and registered in Gansu Provincial Bureau of Business Management in November 23,1998. The company includes Gansu Yasheng Industrial (Group) Co., Ltd, Gansu Tiaoshan Agricultural-Industrial-Commercial Co. Ltd., Gansu Xiaheqing Co. Ltd., Gansu Yanguoxia Chemicals General Plant, Lanzhou Vinylon (Group) Co., Ltd. as well as other subsidiaries. The Company is a limited liability company, exclusive-funded Corp. Limited. The Company designs, develops, manufactures and markets high-quality farming and sideline products; chemical materials and products; textiles; construction materials; livestock and poultry. It also designs, develops and markets new technologies of agriculture, genetic biology and network exploring. Headquarters' permanent address: No 609, East Binghe Road, Lanzhou City, P. R. of China.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Principles of Accounting

The consolidated financial statements of the Company are made in accordance with "Corporate Accounting Standards of China" and "Corporate Accounting Policies of China". Based on the Principles listed above, the statements are readjusted to comply with the accounting standards of the United States of America and they should be in accordance with the accounting standards of USA.

2. Fiscal year

In the Financial Statements of the Company, the Gregorian calendar is used and the fiscal year starts from January 01 to December 31 of the year.

3. Currency & Foreign currency translation

The Company uses RMB Yuan as its accounting currency. The accounting currency used in the financial statements presented herewith have been translated into US Dollars at rates of exchange quoted by the Central Bank, the People's Bank of China on the day of June 30, 2004, 2003, and 2002 respectively. Cumulative translation gains or losses are included in the net profit and loss of the period.

4. Methods of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated. The shareholders' equity of the related parties with 20% and over should be calculated by using the pooling of interest method. .

5. Revenue recognition

Revenues are recognized at the time goods, services, commodities and so forth are converted into cash or cash demanding rights.

6. Cash and cash equivalents

Cash and cash equivalents include cash deposited in a bank, cash in hand and securities with maturities of three months or less.

7. Inventories

Inventories acquired can be valued at actual purchase cost; inventories forwarded can be valued by using weighted average cost. At the end of the accounting, the inventories are valued at the lower of cost or market value.

8. Investments / Earnings per common share

The investments can be accounted for at the actual cost. The investment with a percentage of less than 20% shares in the new company can be calculated by using "Cost Method" and that with 20 - 50% percentage be calculated by using "Equity Method".
Basic net earnings per common share can be calculated by dividing net income for the period by the weighted-average number of common shares during the period.

9. Property, plant & Equipment

A property, plant and equipment item is accounted for at its direct purchase price and can perform straight-line item depreciation and amortization within the estimated operating years. Capitalize the regular improving and repairing costs with the intention of lengthening its life span or upgrading its function. All regular maintenance and repairing expenses can be accounted for as operating costs. The difference in sums between the disposal of property, plant and equipment and the net amount of above carrying amount should be included in the net gain and loss of the period. The Company's property, plant and equipment can be depreciated over the following periods:

Buildings & improvements	20 - 40 years
Farming facilities	15 years
Machinery & equipment	12 years
Transportation & other facilities	8 - 10 years

10. Long-live assets

Long-live assets should be accounted for at its direct purchase price. Long-live assets can be recognized at the lower of carrying amount and fair value less selling expenses. The difference between carrying amount and fair value less selling expenses is recognized as long-live assets impairment losses and should be included in the net gain and loss of the period. Long-live assets should be in the calculation of the newly - recognized carrying amount value.

11. Intangible assets

The intangible assets item can be accounted for at direct purchase prices, can perform straight-line item amortizations separately within the estimated operating years and can be included in the net gain and loss of the period. The estimated gain period should not exceed 40 years.

12. Income taxes

The Company uses balance-sheet approach to record its income taxes. There has been no temporary difference in terms of income taxes up to date.

13. Profits distribution

In accordance with the requirements under related Chinese laws and regulations as well as with the articles of the corporation, net profit after tax should be distributed in following due course:

(1) Prior years deficit coverage
(2) 10% off for legal surplus
(3) 5% off for legal welfare fund
(4) Any portion of earning surplus
(5) Dividends distributions

NOTE 3 - SELECTED FINANCIAL STATEMENT INFORMATION

	June 30, 2004	December 31, 2003	December 31, 2002
(In US Dollar)
Cash and cash equivalents:
Cash	$49,500,783	$45,681,890	$43,431,770

Cash Equivalents Total	$49,500,783	$45,681,890	$43,431,770

Accounts receivable, net:
Accounts receivable	$107,957,326	$79,032,369	$298,498,764

Accounts Receivable Total	$107,957,326	$79,032,369	$298,498,764

Property, plant and equipment, net:
Land	$272,428,449	$286,822,160	$176,384,058
Buildings & improvements	165,296,928	126,926,938	78,109,462
Machinery & equipment	534,037,441	453,074,108	370,639,788
Farming facilities	354,037,441	309,352,525	303,383,706
Transportation facilities	13,115,886	11,337,907	9,837,224
Construction-in-process	60,657,752	128,712,754	132,640,617
Other fixed assets	35,961,849	24,198,532	37,066,087

Accumulated depreciation	(280,000,095)	(252,422,887)	(215,883,493)

Property, Plant and Equipment Total	$1,156,028,951	$1,088,002,037	$892,177,499

Accounts payable and accrued expenses:
Accounts payable	$99,952,727	$46,283,592	$166,944,628
Accrued expenses	8,770,591	5,575,201	4,060,864
Total	$108,723,318	$51,858,793	$171,005,492

Accrued employee compensation and benefits:
Accrued payroll	$7,683,784	$6,991,321	$7,672,340
Accrued vacation & sick pay	2,414,839	2,208,157	3,037,337

Total	$10,098,623	$9,199,478	$10,709,677

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable are carried at anticipated realizable value. Bad debts should be written off during the year they are identified. The recognition could be made in one of the following cases:

1. Accounts receivable that is impossible to be collected due to the debtor's bankruptcy and after legal claiming procedure; or

2. Accounts receivable that is impossible to be collected due to the debtor's death, leaving nothing to claim, nor liability bearers; or

3. Accounts receivable that is impossible to be collected due to the debtor's failure to fulfill his duty and with obvious evidence that it is the truth.

The aforesaid accounts are written off on the basis of recognition by relevant management certified by the Board of Directors.

NOTE 5 - INVENTORIES

The major classes of inventory: raw materials, packing materials, products in process, finished goods, stocks, low-value consumable goods, materials in transit as well as others.

The method of determining inventory cost: accounting based on actual cost when inventory being in stock; and accounting based on average cost when inventory is being delivered.

The basis for stating inventory: lower of cost or market by the end of the period.

Details for inventory are as follows:

	End June 30, 04	End 31, December 03	End 31, December 02
Item
Raw materials	$33,251,023	$25,102,338	$78,510,843
Containers	1,835,246	1,352,468	4,954,089
Work-in-progress	2,911,279	2,798,337	5,643,896
Finished products	8,897,731	8,273,125	10,254,635
Goods in trade	10,306,072	13,060,648	45,140,167
Low-cost & short-lived articles	725,008	679,983	879,241
Materials-in-transit	950,110	897,516	697,512
Others	2,316,147	3,161,323	4,930,366

Total	$61,192,616	$55,325,772	$151,010,782

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

The major classes of property, plant and equipment: land, housing, machinery and equipment, transportation facilities, agricultural facilities, construction in progress and so on;

Depreciation policy: Housing, equipment and agricultural facilities should be stated at cost to the company less accumulated depreciation. Details see Note 2.

Amortization of land value: Land value is stated at average cost of land owning period.

Determination of accounts by the end of the period can be achieved at the lower of cost or market. Details of the item see Note 3.

NOTE 7 - INTANGIBLE ASSETS

The major classes of intangible assets include mainly know-how technology, mining rights, technology transferring expenses and information software, etc.

Amortization policy: Amortization can be recorded by means of Direct-line Method if beneficiary period is stated; if no beneficiary period stated, it can be estimated and then recorded by means of Direct-line Method within the period as aforesaid. The estimated period should not be more than 40 years.

Determination of accounts by the end of the period can be achieved at the lower of cost or account receivable.

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company provides the benefits for all the employees:

(1) Employee-welfare Fund: An amount similar to that of 14% of payrolls of all staff will be put aside by the Company for the employees' benefits expenses.

(2) Open-policy pension: The Company pays to national and community insurance agents an amount similar to that of 20% of payrolls of all staff as pensions. The employees can still get paid by the insurance agents after retirement.

(3) Unemployment insurance: The Company pays to the national employment administrative units an amount similar to that of 1% of payrolls of all staff for unemployment insurance expense. In return, if the employee is dismissed, he or she could be paid from the authority a minimum amount of family-supporting fund within the specified period.

(4) Housing surplus reserve: The Company pays to the national housing fund administrative units an amount similar to that of 10% of the payroll for the employee's later housing allowance which shall be deposited in his or her given account.

The aforesaid items are for employee's benefits and should be accounted for as the Company's expenses.

NOTE 9 - THE BANK LOAN AND INTEREST

Item		On 31/12/2003	Increased	Decreased	On 30/6/2004	Interest rate

Short-term Loan	In RMB	619,048,349	1,038,633,119	879,265,205	778,416,263	5.31%
	In US $	74,794,102	125,490,312	106,234,168	94,050,246
Long-term Loan	In RMB	671,189,890	197,368,772	100,001,843	768,556,819	6.04%
	In US $	81,093,901	23,846,600	12,081,499	92,859,002
Total	In RMB	1,290,238,239	1,236,001,891	979,267,048	1,546,973,082	-
	In US $	155,888,003	149,336,912	118,315,667	186,909,248	-

NOTE 10 - EARNINGS PER COMMON SHARE

At June 30, 2004, total common stock shares are 154,651,008.
At December 31, 2003, total common stock shares are 154,651,008.

Item	31/12/2003 USD	30/6/2004 USD

Paid-in capital	154,651,008	154,651,008
Par value	1.00	1.00
Earnings/share	0.38795	0.21341

NOTE 11 - STOCK OPTION AND SHAREHOLDERS' EQUITY

At December 31, 2003, Total common stock shares are 154,651,008.
At June 30, 2004, Total common stock shares are 154,651,008.

Item	30/6/2004 USD	31/12/2003 USD

Par value	1.00	1.00
Paid-in capital	154,651,008	154,651,008
Retained earnings	855,647,289	822,631,281
Total Shareholders' Equity	1,010,298,297	977,282,289

NOTE 12 - INCOME TAXES

(1) Tax preference: Upon approval from Gansu Provincial Bureau of Local Tax, Gansu Yasheng Industrial Co. Ltd, a subsidiary of the Company, is income tax free during the period from January 01 to June 30 of the year 2004. Other subsidiaries of the Company dealing with farming are income tax free as well.

(2) Tax Expenses: All other subsidiaries of the Company pay the income taxes with a rate of 33% approximately. The total tax amount paid during the period ended at June 30, 2004 amounted to US Dollars 3,638,980.

NOTE 13 - SEGMENT INFORMATION

Based on the business type, the detailed gains and costs can be classified as follows:

(In US Dollar)	2004-6-30		2003-12-31

	Income	Cost	Income	Cost

Beverage	$13,054,318	$12,495,983	$23,778,357	$22,761,354
Dye	55,473,628	49,050,028	102,581,762	87,623,871
Farming	132,884,413	88,342,713	237,293,595	157,754,844
Trade	65,208,586	61,279,559	115,413,426	108,459,397
Chemicals	88,236,386	74,296,840	154,800,678	130,345,334
Others	325,935	311,847	566,844	311,847

Sub-Total	355,183,267	285,776,971	634,434,662	507,256,647
Offsetting	16,242,982	10,761,655	29,187,749	19,338,105

Total	$338,940,285	$275,015,316	$605,246,914	$487,918,542

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES

Gansu Yasheng Group holds 38.93% of the total, i.e., 365,160,000 shares of Gansu Yasheng Industrial (Group) Co. Ltd. Here are some Transactions in interim period of 2004:

Related Party	Transaction Balance	Transaction Amount

Gansu Yasheng Industrial (Group) Co., Ltd.	3,557,377	1,447,400
Total	3,557,377	1,447,400

NOTE 15 - RISKS AND UNCERTAINTIES

There is no such item to be reported or reminded by the Company this period.

NOTE 16 - FOREIGN CURRENCY AND TRANSLATION

The currency the Company used to record the accounts is RMB Yuan. Whenever business is transacted in foreign currencies, the amount is recorded in the specific foreign currency after it is translated from RMB into foreign currency with the inter-exchange rate at the beginning of the period. The amount by the end year should be recorded in the specific foreign currency after it is translated from RMB into foreign currency with the inter-exchange rate by the end of the year. The aggregate transaction gain or loss is included in net income for the period disclosed.

The company recorded its accounts in US Dollars at the end year by transferring its RMB accounts into US Dollar on the basis of the RMB Exchange rate of the day the accounts are recorded.

The amounts are transferred directly with the difference stated inclusively.